Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2014 (March 31, 2014 as to the effects of the reverse stock split described in Note 18), relating to the consolidated financial statements of Cerulean Pharma Inc. and subsidiary (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) appearing in the Company’s Registration Statement No. 333-194442 on Form S-1, as amended.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
August 12, 2014